EXHIBIT 4.1

NON-QUALIFIED STOCK OPTION AGREEMENT
pursuant to the
SOLUTIA INC. 2007
MANAGEMENT LONG-TERM INCENTIVE PLAN

Optionee:

Grant Date:  February 28, 2008

Per Share Exercise Price:  $17.33

Number of Option Shares subject to this Option:

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Solutia Inc., a company organized in the State of Delaware (the “Company”), and the Optionee specified above (the “Optionee”), pursuant to the Solutia Inc. 2007 Management Long-Term Incentive Plan, as in effect and as amended from time to time (the “Plan”).

WHEREAS, it has been determined under the Plan the Company will grant the non-qualified stock option provided for herein to the Optionee;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the option hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  The Optionee hereby acknowledges receipt of a true copy of the Plan and that the Optionee has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.  The parties hereto acknowledge that as of the Grant Date the shares of the Company are too thinly traded for purposes of determining Fair Market Value under section (a) and (b) of the definition of Fair Market Value under the Plan and that the Fair Market Value for purposes of this Agreement is the Per Share Exercise Price as specified above.

2. Grant of Option.  The Company hereby grants to the Optionee, as of the Grant Date specified above, a non-qualified stock option (this “Stock Option”) to acquire from the Company at the Per Share Exercise Price specified above, the aggregate number of Shares specified above (the “Option Shares”).

3. No Dividend Equivalents.  There is no guarantee by the Company that dividends will be paid.  The Optionee shall not be entitled to receive a cash payment in respect of the Option Shares underlying this Stock Option on any dividend payment date for the Shares.

4. Vesting and Exercisability of this Stock Option.

4.1. Except as otherwise provided in this Section 4, the Stock Option subject to this grant shall become vested and exercisable pro rata on each of the first three anniversaries of the Grant Date specified above (one-third of the total grant per year), provided the Participant is then employed by the Company and/or one of its Subsidiaries or Affiliates.

4.2. Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, this Stock Option shall expire and shall no longer be exercisable after the expiration of ten years from the Grant Date (the “Option Period”).

4.3. If the Optionee’s employment with the Company and/or its Subsidiaries or Affiliates terminates due to the Optionee’s Disability, the Stock Options shall continue to vest on a regular schedule during the period of Disability regardless of a termination event.  For purposes of this Agreement, “Disability,” if the Optionee is a party to an employment agreement, shall have the same meaning as in such employment agreement, otherwise, “Disability” shall mean any physical or mental disability which is determined to be total and permanent by a doctor selected in good faith by the Company or the relevant Subsidiary or Affiliate.

4.4. If the Optionee’s employment with the Company and/or its Subsidiaries or Affiliates terminates due to the Optionee’s death, this Stock Option shall become exercisable as to all the Option Shares as of the date of any such termination.

4.5. If the Optionee’s employment is terminated by the Company or one of its Subsidiaries or Affiliates other than for Cause (as defined in Section 6.4) and at a time when such Optionee is entitled to a severance payment over a period specified in such Participant’s employment agreement (if any) (the “Severance Period”) all options which would have vested had the Optionee continued his or her employment during the Severance Period shall become immediately vested.

5. Method of Exercise and Payment.  This Stock Option shall be exercised by the Optionee by delivering to the Company or its designated agent on any business day a written notice, in such manner and form as may be required by the Company, specifying the number of Option Shares the Optionee then desires to acquire (the “Exercise Notice”).  The Exercise Notice shall be accompanied by payment of the aggregate Per Share Exercise Price specified above for such number of the Option Shares to be acquired upon such exercise.  Such payment shall be made in the manner set forth in Section 5.6 of the Plan.

6. Termination of Employment.

6.1. If the Optionee's employment with the Company and/or one if its Subsidiaries or Affiliates terminates for any reason other than Disability (as defined in Section 4.3) any unexercisable portion of this Stock Option, after giving effect to any accelerated vesting pursuant to this Agreement, shall be forfeited by the Optionee and cancelled by the Company.

6.2. If the Optionee’s employment is terminated for Cause (as defined below) all outstanding Stock Options will terminate immediately.

6.3. If the Optionee’s employment with the Company and/or one of its Subsidiaries or Affiliates terminates for any reason other than (i) for Cause or (ii) due to the Optionee’s death or Disability, then the Optionee’s rights, if any, to exercise any then exercisable portion of this Stock Option shall terminate as follows:

6.3.1
in the event the Optionee terminates his or her employment, on the date that is thirty (30) days after the date of such termination, but in any event not beyond the expiration of the Option Period, and thereafter this Stock Option shall be forfeited and cancelled by the Company; or

6.3.2
in the event the Optionee’s employment is terminated by the Company other than for Cause, on the date that is ninety (90) days after the date of termination, but in any event not beyond the expiration of the Option Period, and thereafter this Stock Option shall be forfeited by the Optionee and cancelled by the Company;

6.4. For purposes of this Agreement, “Cause” shall, with respect to any Optionee, have the equivalent meaning (or the same meaning as “for cause”) set forth in any employment agreement between the Optionee and the Company or any Subsidiary or Affiliates or, in the absence of any such agreement, such term shall mean (i) the Optionee’s continuing misconduct or willful misconduct or gross negligence in the performance of his or her duties for the Company or for any Subsidiary or Affiliates after service of  prior written notice of such misconduct or negligence, (ii) the Optionee’s intentional or habitual neglect of his or her duties for the Company or for any Subsidiary or Affiliate after service of a notice of such neglect, (iii) the Optionee’s theft or misappropriation of funds or other property of the Company or of any Subsidiary or Affiliate, (iv) the Optionee’s fraud, criminal misconduct, breach of fiduciary duty or dishonesty in the performance of his or her duties on behalf of the Company or any Subsidiary or Affiliate or conviction of a felony, or crime of moral turpitude or any other conduct reflecting adversely upon the Company or any Subsidiary or Affiliate, (v) the Optionee’s violation of any written policy of the Company or any Subsidiary or Affiliate or any restrictive covenant, including but not limited to, a covenant not to compete, not to solicit employees, customers or suppliers of goods or services to the Company or any Subsidiary or Affiliate, or not to disclose confidential information with respect to the Company or any Subsidiary or Affiliate (including, but not limited to, any such covenant included in an Award Agreement), or (vi) the Optionee’s direct or indirect breach of any agreement with the Company or any Subsidiary or Affiliate, including but not limited to, the terms of a employment agreement, confidentiality agreement, or consulting contract.

6.5. If the Optionee’s employment with the Company and/or one of its Subsidiaries or Affiliates is terminated due to the Optionee’s death, the Optionee’s estate, designated beneficiary or other legal representative, as the case may be, and as determined by the Executive Compensation and Development Committee (the “Committee”), shall have the right, to the extent exercisable immediately prior to any such termination, to exercise this Stock Option at any time within the one (1) year period following such termination, but not beyond the expiration of the Option Period, and thereafter this Stock Option shall be forfeited by the Optionee and cancelled by the Company.

6.6. If the Optionee’s employment with the Company and/or one of its Subsidiaries or Affiliates is terminated due to the Optionee’s Disability (as defined in Section 4.3 above), the Optionee shall have the right, to the extent exercisable immediately prior to any such termination, to exercise this Stock Option at any time during the longer of: (i) the one (1) year period following such termination and (ii) 90 days after such Stock Option becomes vested; but in any event not beyond the expiration of the Option Period, and thereafter this Stock Option shall be forfeited by the Optionee and cancelled by the Company.

6.7. If the Subsidiary or Affiliate of the Company employing the Optionee ceases to be a Subsidiary or Affiliate of the Company, that event shall be deemed to constitute a termination of employment described in Section 6.2.

7. Existing Covenants.  If Optionee violates any confidentiality, non-competition, or non-solicitation covenants to which Optionee is subject at the time of Optionee’s termination of employment pursuant to any separate agreement between Optionee and the Company and/or its Subsidiaries or Affiliates, all vested (and not exercised) and unvested Stock Options shall terminate immediately.

8. Further Covenants.  In the event that the Optionee fails to comply with any of the restrictive covenants set forth in this Section 8, all vested (and not exercised) and unvested Stock Options shall terminate immediately.

8.1. Nondisclosure of Confidential and Proprietary Information.

8.1.1
The Optionee hereby acknowledges that during the term of his/her employment with the Company or its Subsidiaries or Affiliates or Related Companies, as the case may be (collectively, the “Employer”), he/she will have access to and possession of trade secrets, confidential information and proprietary information (collectively, and as defined more extensively below, “Confidential Information”) of Employer and their respective clients.  The Optionee hereby recognizes and acknowledges that this Confidential Information is valuable, special and unique to the business of Employer, and that access to and knowledge of such Confidential Information is essential to the performance of Optionee’s duties to Employer.  The Optionee hereby agrees that during his/her employment relationship with Employer and thereafter, the Optionee will keep secret and will not use or disclose any Confidential Information to any person or entity, in any fashion and for any purpose whatsoever, except at the request of the Company.

8.1.2
For purposes of this Agreement, the term “Confidential Information” includes, but is not limited to, information written, in digital form, in graphic form, electronically stored, orally transmitted or memorized, concerning or relating to Employer, all information about Employer’s business prospects and opportunities, and all other information about or gained from any customer or client to which Employer provides services during the Optionee’s employment with Employer.  This clause shall not apply to any Confidential Information which enters the public domain other than through the Optionee’s default.

8.2. No Inducement or Employment of Other Optionees.  During the Optionee’s employment with Employer and for one (1) year thereafter, or, if the Optionee is subject to an employment agreement that contains a similar provision, the period set forth in such employment agreement, the Optionee hereby agrees not to induce, employ, solicit the employment of, attempt to affiliate for profit with, or otherwise encourage, directly or indirectly, any employee of, or any independent contractor performing services for, Employer, to leave the employ of, or to cease rendering services to Employer, for the benefit of the Optionee, or any other party, or to assist any enterprise to employ any person employed by or any independent contractor performing services for Employer.

8.3. Non-Solicitation, Non-Competition.

8.3.1
Sections 8.3.2 and 8.3.3 shall be applicable only to those Optionees who are not parties to any other non-competition and/or non-solicitation agreements, contracts, or covenants with the Employer as of the effective date of this Agreement.  Nothing in Section 8.3 shall be deemed to supersede, alter, or otherwise limit any non-competition and/or non-solicitation agreements, contracts or covenants with the Employer to which Optionee is otherwise subject as of the effective date of this Agreement.

8.3.2
Subject to the conditions set forth in Section 8.3.1, during the Optionee’s employment with Employer and for one (1) year thereafter, or, if the Optionee is subject to an employment agreement that contains a similar provision, the period set forth in such employment agreement, the Optionee hereby agrees to refrain from, directly or indirectly, accepting business from, doing business with, inducing or soliciting any customers or vendors of Employer, to or on behalf of whom the Optionee rendered any services during the course of the Optionee’s employment with Employer, except as authorized in writing by Employer.

8.3.3
Subject to the conditions set forth in Section 8.3.1, during the Optionee’s employment with Employer and for one (1) year thereafter, or, if the Optionee is subject to an employment agreement that contains a similar provision, the period set forth in such employment agreement, the Optionee will not, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or in any other capacity (other than as the direct or indirect passive holder of not more than one percent (1%) of the combined voting power of the outstanding stock of a publicly held company) (a) have any interest in or association with any business competitive with any business of Employer or (b) develop, market, sell or render (or assist any other person in developing, marketing, selling or rendering) products or services competitive with those developed, marketed, sold or rendered by Employer while the Optionee was employed by Employer.

9. Non-transferability.

9.1. Except as provided in Section 9.2 below, this Stock Option, and any rights or interests therein, (i) shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Optionee (or any beneficiary(ies) of the Optionee), other than by testamentary disposition by the Optionee or by the laws of descent and distribution, (ii) shall not be pledged or encumbered in any way at any time by the Optionee (or any beneficiary(ies) of the Optionee) and (iii) shall not be subject to execution, attachment or similar legal process.  Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of this Stock Option, or the levy of any execution, attachment or similar legal process upon this Stock Option, contrary to the terms of this Agreement and/or the Plan, shall be null and void and without legal force or effect.

9.2. During the Optionee’s lifetime, the Optionee may, with the consent of the Committee, transfer without consideration all or any portion of this Stock Option to one or more members of his or her Immediate Family, to a trust established for the exclusive benefit of one or more members of his or her Immediate Family, to a partnership in which all the partners are members of his or her Immediate Family, or to a limited liability company in which all the members are members of his or her Immediate Family.  For purposes of this Agreement, “Immediate Family” means the Optionee’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half-brothers and half-sisters), in-laws, and all such relationships arising because of legal adoption; provided, however, that any such Immediate Family, or any such trust, partnership and limited liability company, shall agree to be and shall be bound by the terms and provisions of this Agreement and the Plan.

10. Entire Agreement; Amendment.  This Agreement, together with the Plan contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Optionee.  The Company shall give written notice to the Optionee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

11. Acknowledgment of Employee.  The award of this Option does not entitle Optionee to any benefit other than that granted under this Agreement.  Any benefits granted under this Agreement are not part of the Optionee’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.  Optionee understands and accepts that the benefits granted under this Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Agreement and the Plan at any time, at its sole discretion and without notice.

12. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.

13. Withholding of Tax.  The Company shall have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations in the U.S.) which the Committee, in its sole discretion, deems necessary to be withheld or remitted to comply with any tax law and/or any other applicable law, rule or regulation with respect to the Stock Option (or exercise thereof) and, if the Optionee fails to do so, the Company may otherwise refuse to issue or transfer any Option Shares otherwise required to be issued pursuant to this Agreement.

14. No Right to Employment.  Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Committee.  Nothing in this Agreement shall interfere with or limit in any way the right of Employer to terminate the Optionee’s employment or service at any time, for any reason and with or without cause.

15. Notices.  Any Exercise Notice or other notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, email, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

15.1. If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Optionee, shall designate in writing from time to time.

15.2. If such notice is to the Optionee, at his or her email or home address as shown on the Company’s records, or at such other address as the Optionee, by notice to the Company, shall designate in writing from time to time.

16. Compliance with Laws.  The issuance of this Stock Option (and the Option Shares upon exercise of this Stock Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the 1934 Act and any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  The Company shall not be obligated to issue this Stock Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.

17. Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Optionee shall not assign (except as provided by Section 7 hereof) any part of this Agreement without the prior express written consent of the Company.

18. Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19. Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

20. Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

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Optionee Name

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Optionee Signature

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Date